EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact: Ronald Anderson, President and Chief Executive Officer Phone: (610) 644-9400

MALVERN BANCORP, INC. ANNOUNCES COMPLETION OF SECOND STEP
CONVERSION AND $36.4 MILLION PUBLIC OFFERING

Paoli, Pennsylvania – October 11, 2012 – Malvern Bancorp, Inc. (the “Company” or “Malvern Bancorp-New”) (NASDAQ Global Market: MLVFD), announced today that it has completed the “second-step” conversion pursuant to which the Company has become the new holding company for Malvern Federal Savings Bank (the “Bank”).

As a result of the conversion and stock offering, Malvern Federal Mutual Holding Company and Malvern Federal Bancorp, Inc., the former “mid-tier” holding company of the Bank (the “Mid-Tier Holding Company”), have ceased to exist. As part of the conversion, all of the publicly held shares of Mid-Tier Holding Company common stock have been converted into the right to receive 1.0748 of shares of Malvern Bancorp—New common stock and will no longer trade on the Nasdaq Global Market. Shares of Malvern Bancorp—New common stock will begin trading on the Nasdaq Global Market on October 12, 2012 under the trading symbol “MLVFD” for a period of 20 trading days. Thereafter, the trading symbol will revert to “MLVF”.

A total of 3,636,875 shares of common stock were sold in the subscription offering at $10.00 per share for gross proceeds of $36.4 million. Approximately 2,921,887 additional shares will be issued in exchange for shares of Mid-Tier Holding Company common stock. Cash will be issued in lieu of fractional shares based on the offering price of $10.00 per share. The total shares outstanding after the stock offering and the exchange are approximately 6,558,762 shares.

Stock certificates for shares purchased in the subscription offering have been mailed to subscribers. Shareholders of the Mid-Tier Holding Company holding shares in street name or in book-entry form will receive shares of Malvern Bancorp—New directly through their accounts. Shareholders holding shares in certificated form will be mailed a letter of transmittal on or about October 15, 2012 and will receive their shares of Malvern Bancorp—New common stock and cash in lieu of fractional shares after returning their stock certificates and a properly completed letter of transmittal to the Company’s transfer agent.

Stifel, Nicolaus & Company, Incorporated managed the stock offering. Elias, Matz, Tiernan & Herrick L.L.P. acted as legal counsel to the Company.

Malvern Bancorp, Inc. is the holding company for Malvern Federal Savings Bank. Malvern Federal Savings Bank is a federally-chartered, FDIC-insured savings bank that was originally organized in 1887. The Bank conducts business from its headquarters in Paoli, Pennsylvania, a suburb of Philadelphia, as well as eight other financial centers located throughout Chester and Delaware Counties, Pennsylvania.

This press release contains certain forward-looking statements about the conversion and offering. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which Malvern Bancorp, Inc. and Malvern Federal Savings Bank are engaged.